Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact: David G. Mee
615 J.B. Hunt Corporate Drive	Executive Vice President,
Lowell, Arkansas 72745	Finance/Administration
(NASDAQ: JBHT)	and Chief Financial Officer
(479) 820-8363

FOR IMMEDIATE RELEASE

J.B. HUNT TRANSPORT SERVICES, INC. REPORTS EARNINGS FOR THE THIRD QUARTER 2018 AND SCHEDULES CONFERENCE CALL

■	Third Quarter 2018 Revenue:	$2.21 billion; up 20%
■	Third Quarter 2018 Operating Income:	$174.7 million; up 6%
■	Third Quarter 2018 EPS:	$1.19 vs. 91 cents

LOWELL, ARKANSAS, October 15, 2018 - J.B. Hunt Transport Services, Inc., (NASDAQ:JBHT) announced third quarter 2018 net earnings of $131.1 million, or diluted earnings per share of $1.19 vs. third quarter 2017 net earnings of $100.4 million, or 91 cents per diluted share. Included in the current quarter results are the pre-announced after-tax charges of $31.1 million or 28 cents per share.

Total operating revenue for the current quarter was $2.21 billion, compared with $1.84 billion for the third quarter 2017. A revenue per load increase of 15% in Intermodal (JBI), a 15% increase in revenue producing trucks and an increase of 7% in asset productivity in Dedicated Contract Services (DCS), a 41% increase in load growth in Integrated Capacity Solutions (ICS) and a 19% increase in rates per loaded mile in Truck (JBT). Current quarter total operating revenue, excluding fuel surcharges, increased 17% vs. the comparable quarter 2017.

Operating income for the current quarter totaled $174.7 million vs. $165 million for the third quarter 2017. Operating income increased from third quarter 2017 primarily from customer rate increases partially offset by increases in driver wages and recruiting costs, higher than normal implementation expenses for new long term DCS contracts, increased rail purchase transportation and third party dray rates, increased technology spend on new applications and legacy operating systems as well as the $39 million in pre-announced charges reflected in increased rail purchase transportation expense, insurance and claims costs and bad debt expense.

Interest expense in the current quarter increased primarily from higher debt balances, higher interest rates and costs to refinance our revolving line of credit compared to third quarter 2017. The effective income tax rate for the current quarter is 20.4%, which includes discrete tax benefits related to vesting of equity compensation awards and the statute expiration of uncertain tax positions. The tax rate was 35.9% in the third quarter 2017. We expect our 2018 annual tax rate to be approximately 24%.

Segment Information:

Intermodal (JBI)

■	Third Quarter 2018 Segment Revenue:	$1.22 billion; up 16%
■	Third Quarter 2018 Operating Income:	$120.3 million; up 10%

Overall volumes increased 1% over the same period in 2017. The Eastern network realized load growth of 9.5% while Transcontinental loads declined 5% compared to the third quarter 2017. The network disruption caused from five major derailments in our national intermodal network and the service disruption from hurricane Florence combined to limit our ability to handle approximately 4,000 loads in the current period. Revenue increased 16% reflecting the 1% volume growth and an approximate 15% increase in revenue per load, which is the combination of changes in customer rate, freight mix and fuel surcharges. Revenue per load excluding fuel surcharges increased approximately 12% compared to third quarter 2017.

Operating income increased 10% over prior year. Benefits from customer rate increases were partially offset by increased costs to attract, place and retain drivers; increases in costs from inefficiencies due to rail congestion including additional third-party dray expense; $18.3 million of the pre-announced increase in rail purchase transportation costs; $8.6 million of the pre-announced charge to insurance and claims expense and $0.4 million of the pre-announced charge due to a customer bankruptcy. The current period ended with approximately 93,000 units of trailing capacity and 5,600 power units assigned to the dray fleet.

Dedicated Contract Services (DCS)

■	Third Quarter 2018 Segment Revenue:	$543 million; up 24%
■	Third Quarter 2018 Operating Income:	$35.0 million; down 18%

DCS revenue increased 24% during the current quarter over the same period in 2017. Productivity (revenue per truck per week) increased by approximately 7% vs. 2017. Productivity excluding fuel surcharge revenue increased approximately 4% from a year ago primarily from customer rate increases, improved integration of assets between customer accounts and increased customer supply chain fluidity. Included in the DCS revenue growth, Final Mile Services (FMS) recorded an increase in revenue of $23 million (including approximately $10.3 million from the July 2017 acquisition) compared to the third quarter 2017. A net additional 1,261 revenue producing trucks, 598 net additions sequentially from second quarter 2018, were in the fleet by the end of the quarter. Approximately 42% of these additions represent private fleet conversions and 5% represent FMS versus traditional dedicated capacity services. Customer retention rates remain above 98%.

Operating income decreased by 18% from a year ago primarily from $8.4 million of the pre-announced charge to insurance and claims costs, approximately $4 million in implementation costs for new contracts in the early stages of operations, increased costs to expand the FMS network, increased driver wages and recruiting costs including the length of time to fill open trucks and increased salaries and benefits costs.

Integrated Capacity Solutions (ICS)

■	Third Quarter 2018 Segment Revenue:	$346 million; up 28%
■	Third Quarter 2018 Operating Income:	$10.2 million; up 40%

ICS revenue increased 28% in the current quarter vs. the third quarter 2017. Volumes increased 41% while revenue per load decreased approximately 9% primarily due to an increased mix of contractual less-than-truckload volume compared to third quarter 2017. Total contractual volumes represented approximately 72% of total load volume and 49% of total revenue in the current period compared to 65% and 48%, respectively, in the third quarter 2017. Of the total reported ICS revenue, approximately $151 million was executed through the marketplace for J.B. Hunt 360 compared to $137 million in the second quarter 2018.

Operating income increased 40% over the same period 2017 primarily from a higher gross profit margin percentage and improved operating leverage in branches open more than two years. Gross profit margin increased to 15.5% in the current quarter vs. 12.8% compared to the prior year. Improvements in gross profit margins were partially offset by $2.2 million of the pre-announced charge due to a customer bankruptcy and approximately $0.8 million of the pre-announced charge in insurance and claims costs, higher personnel costs and increased technology development costs as the marketplace for J.B. Hunt 360 continues growth and adds additional functionality. Total location count decreased to 43 in the current period from 44 in 2017 as two locations were consolidated. ICS’s carrier base increased 26% and the employee count increased 26% vs. third quarter 2017.

Truck (JBT)

■	Third Quarter 2018 Segment Revenue:	$106 million; up 14%
■	Third Quarter 2018 Operating Income:	$9.2 million; up 61%

JBT revenue increased 14% from the same period in 2017. Revenue excluding fuel surcharge increased approximately 13%, primarily from a 19% increase in rates per loaded mile offset by a 5% decrease in length of haul compared to a year ago. Comparable contractual customer rates increased approximately 13% compared to the same period in 2017. At the end of the period, JBT operated 1,972 tractors compared to 2,040 a year ago.

Operating income increased 61% compared to third quarter 2017. Favorable changes from higher rates per loaded mile and lower equipment ownership costs were partially offset by $0.3 million of the pre-announced charge to insurance and claims expense, increased driver wages and independent contractor costs per mile and higher driver and independent contractor recruiting costs compared to third quarter 2017.

Cash Flow and Capitalization:

At September 30, 2018, we had a total of $1.07 billion outstanding on various debt instruments compared to $1.08 billion at September 30, 2017 and $1.09 billion at December 31, 2017.

Our net capital expenditures for the nine months ended September 30, 2018 approximated $585 million compared to $315 million for the same period 2017. At September 30, 2018, we had cash and cash equivalents of approximately $7.6 million.

We purchased approximately 422,000 shares of our common stock during the third quarter 2018 for approximately $50 million. At September 30, 2018, we had approximately $421 million remaining under our share repurchase authorization. Actual shares outstanding at September 30, 2018 approximated 109.2 million.

Conference Call Information:

The Company will hold a conference call today at 4:30-6:00 pm Central to discuss the quarterly earnings. The call-in number for participants is (866) 439-5964 and a replay of the call will be posted on its website www.jbhunt/investors within two hours following the call.

This press release may contain forward-looking statements, which are based on information currently available. Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2017. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason. This press release and additional information will be available immediately to interested parties on our web site, www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30
	2018		2017
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$1,936,653		$1,657,380
Fuel surcharge revenues	273,107		185,954
Total operating revenues	2,209,760	100.0%	1,843,334	100.0%

Operating expenses
Rents and purchased transportation	1,125,386	50.9%	947,145	51.4%
Salaries, wages and employee benefits	495,350	22.4%	408,340	22.2%
Fuel and fuel taxes	117,976	5.3%	87,006	4.7%
Depreciation and amortization	108,801	4.9%	95,959	5.2%
Operating supplies and expenses	79,225	3.6%	67,578	3.7%
General and administrative expenses, net of asset dispositions	42,449	1.9%	29,389	1.6%
Insurance and claims	45,594	2.1%	26,463	1.4%
Operating taxes and licenses	13,203	0.7%	10,744	0.6%
Communication and utilities	7,088	0.3%	5,738	0.3%
Total operating expenses	2,035,072	92.1%	1,678,362	91.1%
Operating income	174,688	7.9%	164,972	8.9%
Net interest expense	9,961	0.5%	8,310	0.4%
Earnings before income taxes	164,727	7.4%	156,662	8.5%
Income taxes	33,617	1.5%	56,277	3.1%
Net earnings	$131,110	5.9%	$100,385	5.4%
Average diluted shares outstanding	110,235		110,628
Diluted earnings per share	$1.19		$0.91

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Nine Months Ended September 30
	2018		2017
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$5,523,974		$4,670,200
Fuel surcharge revenues	773,058		529,208
Total operating revenues	6,297,032	100.0%	5,199,408	100.0%

Operating expenses
Rents and purchased transportation	3,163,443	50.2%	2,624,707	50.5%
Salaries, wages and employee benefits	1,410,942	22.4%	1,178,524	22.7%
Fuel and fuel taxes	341,398	5.4%	246,725	4.7%
Depreciation and amortization	321,807	5.1%	281,198	5.4%
Operating supplies and expenses	226,352	3.6%	190,085	3.7%
General and administrative expenses, net of asset dispositions	112,078	1.8%	74,597	1.4%
Insurance and claims	102,464	1.6%	76,930	1.5%
Operating taxes and licenses	37,025	0.6%	32,329	0.6%
Communication and utilities	23,241	0.4%	16,337	0.3%
Total operating expenses	5,738,750	91.1%	4,721,432	90.8%
Operating income	558,282	8.9%	477,976	9.2%
Net interest expense	28,969	0.5%	22,521	0.4%
Earnings before income taxes	529,313	8.4%	455,455	8.8%
Income taxes	128,409	2.0%	154,499	3.0%
Net earnings	$400,904	6.4%	$300,956	5.8%
Average diluted shares outstanding	110,591		111,154
Diluted earnings per share	$3.63		$2.71

Financial Information By Segment
(in thousands)
(unaudited)

	Three Months Ended September 30
	2018		2017
		% Of		% Of
	Amount	Total	Amount	Total

Revenue
Intermodal	$1,218,408	55%	$1,048,187	57%
Dedicated	542,884	24%	437,521	24%
Integrated Capacity Solutions	345,830	16%	269,451	14%
Truck	105,685	5%	92,632	5%
Subtotal	2,212,807	100%	1,847,791	100%
Intersegment eliminations	(3,047)	(0%)	(4,457)	(0%)
Consolidated revenue	$2,209,760	100%	$1,843,334	100%

Operating income
Intermodal	$120,319	69%	$109,130	66%
Dedicated	34,990	20%	42,867	26%
Integrated Capacity Solutions	10,216	6%	7,291	4%
Truck	9,218	5%	5,713	4%
Other (1)	(55)	(0%)	(29)	(0%)
Operating income	$174,688	100%	$164,972	100%

	Nine Months Ended September 30
	2018		2017
		% Of		% Of
	Amount	Total	Amount	Total
Revenue
Intermodal	$3,453,180	55%	$2,986,746	57%
Dedicated	1,567,346	25%	1,241,899	24%
Integrated Capacity Solutions	989,230	15%	701,335	14%
Truck	299,644	5%	280,895	5%
Subtotal	6,309,400	100%	5,210,875	100%
Intersegment eliminations	(12,368)	(0%)	(11,467)	(0%)
Consolidated revenue	$6,297,032	100%	$5,199,408	100%

Operating income
Intermodal	$368,554	66%	$314,105	66%
Dedicated	134,003	24%	136,195	29%
Integrated Capacity Solutions	34,026	6%	11,520	2%
Truck	21,832	4%	16,216	3%
Other (1)	(133)	(0%)	(60)	(0%)
Operating income	$558,282	100%	$477,976	100%

(1) Includes corporate support activity

Operating Statistics by Segment
(unaudited)

	Three Months Ended September 30
	2018	2017

Intermodal

Loads	519,974	516,260
Average length of haul	1,636	1,685
Revenue per load	$2,343	$2,030
Average tractors during the period *	5,582	5,461

Tractors (end of period)
Company-owned	4,969	4,768
Independent contractor	631	773
Total tractors	5,600	5,541

Net change in trailing equipment during the period	2,577	1,724
Trailing equipment (end of period)	93,152	87,305
Average effective trailing equipment usage	89,456	85,910

Dedicated

Loads	753,814	655,881
Average length of haul	174	177
Revenue per truck per week**	$4,504	$4,196
Average trucks during the period***	9,331	8,105

Trucks (end of period)
Company-owned	9,182	7,792
Independent contractor	56	55
Customer-owned (Dedicated operated)	419	549
Total trucks	9,657	8,396

Trailing equipment (end of period)	26,116	24,524
Average effective trailing equipment usage	26,600	24,914

Integrated Capacity Solutions

Loads	334,321	236,796
Revenue per load	$1,034	$1,138
Gross profit margin	15.5%	12.8%
Employee count (end of period)	1,137	899
Approximate number of third-party carriers (end of period)	69,000	54,900

Truck

Loads	89,491	90,520
Average length of haul	417	437
Loaded miles (000)	37,348	39,516
Total miles (000)	44,850	47,292
Average nonpaid empty miles per load	83.7	86.0
Revenue per tractor per week**	$4,366	$3,524
Average tractors during the period *	1,904	2,055

Tractors (end of period)
Company-owned	1,136	1,340
Independent contractor	836	700
Total tractors	1,972	2,040

Trailers (end of period)	6,818	7,538
Average effective trailing equipment usage	6,462	7,099

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks

Operating Statistics by Segment
(unaudited)

	Nine Months Ended September 30
	2018	2017

Intermodal

Loads	1,536,079	1,484,138
Average length of haul	1,644	1,680
Revenue per load	$2,248	$2,012
Average tractors during the period *	5,524	5,301

Tractors (end of period)
Company-owned	4,969	4,768
Independent contractor	631	773
Total tractors	5,600	5,541

Net change in trailing equipment during the period	4,542	2,711
Trailing equipment (end of period)	93,152	87,305
Average effective trailing equipment usage	87,724	81,451

Dedicated

Loads	2,173,301	1,888,770
Average length of haul	178	178
Revenue per truck per week**	$4,471	$4,156
Average trucks during the period***	9,048	7,737

Trucks (end of period)
Company-owned	9,182	7,792
Independent contractor	56	55
Customer-owned (Dedicated operated)	419	549
Total trucks	9,657	8,396

Trailing equipment (end of period)	26,116	24,524
Average effective trailing equipment usage	26,736	24,126

Integrated Capacity Solutions

Loads	917,120	714,923
Revenue per load	$1,079	$981
Gross profit margin	14.9%	12.9%
Employee count (end of period)	1,137	899
Approximate number of third-party carriers (end of period)	69,000	54,900

Truck

Loads	259,290	283,053
Average length of haul	434	435
Loaded miles (000)	112,494	123,080
Total miles (000)	134,163	147,227
Average nonpaid empty miles per load	83.6	86.1
Revenue per tractor per week**	$4,023	$3,484
Average tractors during the period*	1,950	2,103

Tractors (end of period)
Company-owned	1,136	1,340
Independent contractor	836	700
Total tractors	1,972	2,040

Trailers (end of period)	6,818	7,538
Average effective trailing equipment usage	6,506	7,165

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$7,587	$14,612
Accounts receivable	1,095,638	920,767
Prepaid expenses and other	239,257	403,349
Total current assets	1,342,482	1,338,728
Property and equipment	5,064,126	4,670,464
Less accumulated depreciation	1,822,619	1,687,133
Net property and equipment	3,241,507	2,983,331
Other assets	137,682	143,290
	$4,721,671	$4,465,349

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Current debt	$248,680	$-
Trade accounts payable	569,453	598,594
Claims accruals	279,136	251,980
Accrued payroll	74,802	42,382
Other accrued expenses	40,589	28,888
Total current liabilities	1,212,660	921,844

Long-term debt	820,864	1,085,649
Other long-term liabilities	89,141	76,661
Deferred income taxes	518,428	541,870
Stockholders' equity	2,080,578	1,839,325
	$4,721,671	$4,465,349

Supplemental Data
(unaudited)

	September 30, 2018	December 31, 2017

Actual shares outstanding at end of period (000)	109,176	109,753

Book value per actual share outstanding at end of period	$19.06	$16.76

	Nine Months Ended September 30
	2018	2017

Net cash provided by operating activities (000)	$777,603	$628,549

Net capital expenditures (000)	$584,977	$314,838